Exhibit 4.4.2

JOINDER TO REGISTRATION RIGHTS AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of November 14, 2006 (the “Registration Rights Agreement”) among OneBeacon Insurance Group, Ltd., a Bermuda exempted limited liability company, and White Mountains Insurance Group, Ltd., a Bermuda exempted limited Liability company, as may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall become a party to the Registration Rights Agreement as of the date hereof and shall have all of the rights and obligations of a “Holder” thereunder as if it had executed the Registration Rights Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ________________, 20__

[●] By:____________________________ Name: [●] Title: [●]
Accepted: ONEBEACON INSURANCE GROUP, LTD. By:______________________________ Name: [●] Title: [●]